Exhibit 23.5




                         CONSENT OF INDEPENDENT AUDITORS





We hereby consent to the inclusion of our reports, dated January 21, 2005, with respect to the financial statements of EagleRock Capital Partners (QP) LP for the years ended December 31, 2004, 2003 and 2002, and EagleRock Master Fund LP for the years ended December 2004, 2003 and the period ended December 31, 2002, included as item 15(d)(4) in this Form 10-K and with respect to the incorporation by reference in the Registration Statements on Form S-8 (No. 2-84303), Form S-8 and S-3 (No. 33-6054), Form S-8 and S-3 (No. 33-26434), Form
S-8 and S-3 (No. 33-30277), Form S-8 (No. 33-61682), Form S-8 (No. 33-61718),
Form S-8 (No. 333-51494), Form S-3 (No. 333-118102) and Form S-3 (No.
333-122047).






BDO Seidman, LLP

New York, New York

March 11, 2005